Response to Section 409A December 14, 2005 Exhibit 99.9

Copyright © NVIDIA Corporation 2005
Who is impacted by Section 409A?
Any person who currently holds unexercised (vested
or unvested) non-qualified stock options that were
granted at a discount from the Fair Market Value
(FMV) on the date of grant.
All employees hired as part of the acquisition of
MediaQ by NVIDIA in 2003 were granted non-qualified
discounted stock options.

Copyright © NVIDIA Corporation 2005
How Your Discounted Stock Options
are treated under Section 409A
Section 409A applies to discounted stock options granted
prior to 10/4/04, if vesting occurs on or after 1/1/05.
Only the portions of the discounted option grant that vest in or after 2005 are subject to Section 409A.
The portion of a discounted option grant made prior to 10/4/04 and that vested prior to 1/1/05 are considered grandfathered under Section 409A and, therefore, are exempt from taxation
or penalty under that provision.
As a result portions of your discounted option grant can be
grouped into the three categories below:
Vested Grandfathered: Discounted options vested prior to
1/1/2005
Vested Non-Grandfathered: Discounted options vesting between
1/1/2005 and 12/31/2005
Unvested Non-Grandfathered: Discounted options vesting on or after 1/1/2006

Copyright © NVIDIA Corporation 2005
What Happens Now?
Vested Grandfathered Discounted Stock Options
Vested prior to 1/1/2005
Exempt from taxation or penalty under Section 409A
Continue to exist with the six year term identified in
your original grant agreement

Copyright © NVIDIA Corporation 2005
What Happens Now?
Vested Non-Grandfathered Discounted Stock Options
Vested 1/1/2005 through 12/31/2005
Potentially subject to the tax consequences of
Section 409A
To avoid such penalties you will have two
alternatives to consider:
Exercise all  discounted stock options that vested in 2005
prior to December 31, 2005
Consent to amend the expiration date on discounted
stock options that vested in 2005 to March 15, 2006*
* Requires
your consent through the proposed tender offer process in January 2006

Copyright © NVIDIA Corporation 2005
What Happens Now?
Unvested Non-Grandfathered Discounted Stock Options
Scheduled to vest 1/1/2006 or later
Potentially subject to the tax consequences of Section 409A
NVIDIA intends to offer to amend your unvested discounted
stock options by amending the 6-year term identified in your original grant agreement as follows:
Shares Vesting Calendar Year 2006- New Expiration Date: March 15, 2007
Shares Vesting Calendar Year 2007- New Expiration Date: March 15, 2008
Shares Vesting Calendar Year 2008- New Expiration Date: March 15, 2009
Amending the term of your discounted stock option agreement
may eliminate your exposure to Section 409A liability by
bringing your discounted stock option grant into compliance
with a short-term deferral provision under Section 409A
Because this approach changes the terms of your original
agreement NVIDIA intends to conduct a tender offer in January
2006 to obtain your consent for the amendment to your
discounted stock option grant.

Copyright © NVIDIA Corporation 2005
What Happens Now?
Supplemental Stock Option Grant
Amending the expiration date of your discounted
stock options to be 409A-compliant may affect the
return you might have realized had compliance not
been required.
Although the need for such an amendment was
created by the enactment of Section 409A and not
by any action taken by NVIDIA, NVIDIA has decided
to offer you a Supplemental Option Grant in
acknowledgement of the reduced term of your
discounted stock option.

Important Dates to Remember
10 – 15 business days: You will receive electronic notification of your Supplemental Option Grant. Please follow the
instructions to accept your grant online.
December 30, 2005: Last day to exercise your discounted
options that vested in 2005 as a means of complying with
Section 409A without participating in the proposed tender
offer.
January 2006: You will receive additional materials regarding the proposed tender offer process as well as your rights and responsibilities.
March 14, 2006: Your last day to exercise your discounted
options that vested in 2005 should you consent to amend
those options through the proposed tender offer in January
2006.

Copyright © NVIDIA Corporation 2005
At the time the tender offer has commenced, NVIDIA will provide option holders who are eligible to participate in the tender offer with written materials explaining the precise terms and timing of the tender offer . Persons who are eligible to participate in the tender offer should read these written materials carefully when they become available because they will contain important
information about the tender offer. NVIDIA will also file these written materials with the U.S. Securities and Exchange
Commission as part of a tender offer statement upon the
commencement of the tender offer. NVIDIA stockholders and
option holders will be able to obtain these written materials and other documents filed by NVIDIA with the U.S. Securities and
Exchange Commission free of charge from the U.S. Securities and
Exchange Commission's website at www.sec.gov.
In addition,
stockholders and option holders may request a free copy of the tender offer statement and other documents related to the tender offer from NVIDIA following such time that such documents
become available.